Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (the “Amendment”) by and between Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), and S. P. Johnson, IV (the “Executive”), effective as of December 19, 2008, is an amendment to that certain Employment Agreement by and between the Company and the Executive dated as of June 13, 1997 (the “Employment Agreement”).

RECITALS

The Company and the Executive have previously entered into the Employment Agreement to provide for terms and conditions of the Executive’s employment by the Company; and

The Company and the Executive desire to make technical amendments to the Employment Agreement to ensure that the Employment Agreement complies with the requirements of Section 409A of the Internal Revenue Code.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. The first paragraph of Section 3(c) of the Employment Agreement is hereby amended to read as follows:

“(c)           Good Reason; Window Period. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason, or during a Window Period by the Executive without any reason. For purposes of this Agreement, ‘Window Period’ shall mean the 45-day period immediately following elapse of one year after any Change of Control as defined in Section 9 of this Agreement. For purposes of this Agreement, ‘Good Reason’ shall mean:”

2. The last paragraph of Section 3(c) of the Employment Agreement is hereby amended to read as follows:

“Notwithstanding any provision to the contrary, in order for any event(s) in subparagraph (i) through (vi) above to constitute ‘Good Reason’ for purposes of this Agreement, (A) the Executive must notify the Company via Notice of Termination within 90 days following the initial occurrence of the event(s) that the Executive intends to terminate his employment with the Company because of the occurrence of Good Reason (which event must be described by the Executive in reasonable detail in the Notice of Termination) and (B) within 60 days after receiving such Notice of Termination from the Executive (the ‘Correction Period’), the Company must fail to reinstate the Executive to the position he was in, or otherwise cure the circumstances giving rise to Good Reason.  Executive’s termination for Good Reason may occur only within 60 days following the expiration of the Correction Period.”

3. Section 4(a)(i)(A) of the Employment Agreement is hereby amended to read as follows:

“A.           in a lump sum in cash, within 10 days after the Date of Termination, an amount equal to the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, (2) any deferred compensation previously awarded to or earned by the Executive (together with any accrued interest or earnings thereon) subject to the terms and conditions of any plan or arrangement providing such deferred compensation and (3) any compensation for unused vacation time for which the Executive is eligible in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as (the ‘Accrued Obligation’);”

4. Section 4(a)(i)(E) of the Employment Agreement is hereby amended to read as follows:

“E.           as soon as practicable following the calendar year of the date of termination, an amount equal to the product of (x) the Annual Bonus that would have been paid to the Executive with respect to the year of termination had the Date of Termination not occurred and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365.  Such amount shall be paid at the same time as the annual bonuses are paid to other executives, but in no event later than the end of the calendar year following the year in which such bonus is earned.”

5. The paragraph immediately following Section 4(a)(i)(E) of the Employment Agreement is hereby amended to read as follows:

“Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated within 12 months prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of service as an officer (x) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (y) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement, the ‘date a Change of Control occurs’ shall mean the date immediately prior to the date of such termination of employment; provided, however, that the additional Change of Control severance will be paid within 5 days following the occurrence of the Change of Control.”

6. Section 4(b) of the Employment Agreement is hereby amended to read as follows:

“(b) Death (except during a Window Period). If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period and other than during a Window Period in which event the provisions of Section 4(a) shall govern, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) the payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination), (ii) the payment of an amount equal to the Annual Salary that would have been paid to the Executive pursuant to this Agreement during the Remaining Employment Period if the Executive’s employment had not terminated by reason of death (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) reduced by the amount payable in respect of Executive’s death under any life insurance policy (other than accidental death and dismemberment or travel accident policies) but only to the extent such amounts are attributable to premiums paid by the Company, (iii) during the period beginning on the Date of Termination and ending on the first anniversary thereof medical benefits coverage determined as if Executive’s employment had not terminated by reason of death, (iv) as soon as practicable following the fiscal year in which death occurs, payment of an amount equal to the product of (x) the Annual Bonus that would have been paid to Executive with respect to the year of termination had the Date of Termination not occurred and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365 and (v) effective as of the Date of Termination, (A) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every Compensatory Award outstanding as of a time immediately prior to the Date of Termination and (B) the extension of the term during which each and every Compensatory Award may be exercised or purchased by the Executive until the earlier of (1) the first anniversary of the Date of Termination or (2) the date upon which the right to exercise or purchase any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date.”

7. The last sentence of Section 7(b) of the Employment Agreement is hereby amended to read as follows:

“In the event that the Company exhausts its remedies pursuant to the following provisions of this Section 7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive no later than the time such tax is due.”

8. A new Section 13 is hereby added to the Employment Agreement to read as follows:

“13.           Section 409A.

(a)           This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements (‘Section 409A’), and the Agreement shall be interpreted accordingly.  Notwithstanding any provision of this Agreement to the contrary, the parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until a date following six months after the Executive’s termination date, or if earlier, the Executive’s death.

(b)           Each payment under this Agreement is intended to be (i) excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), or (ii) in the event any Gross Up Payment is made pursuant to Section 7(a) herein, in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treasury Regulation § 1.409A-3(i)(1)(v), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  In the event that any additional tax is imposed on the Executive pursuant to Section 409A, the Company agrees to reimburse the Executive for any such tax imposed by Section 409A, together with any taxes imposed on such reimbursement.  Such reimbursement shall be promptly paid by the Company to or for the benefit of the Executive no later than the time such tax is due.

(c)           All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.”

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CARRIZO OIL & GAS, INC.

By:        /s/Paul F. Boling
Name:   Paul F. Boling
Title:      VP & CFO

EXECUTIVE

/s/S. P. Johnson, IV
S. P. Johnson, IV